                                                                     EXHIBIT 2.2


            DATED                              MAY 23, 1997
            _______________________________________________


            (1) TRANSATLANTIC TRUST CORPORATION
                and Others


            (2)       ASECO CORPORATION



                     _____________________________________


                                   TAX DEED
                     _____________________________________



                                CAMERON McKENNA
                                 Sceptre Court
                                 40 Tower Hill
                                    London
                                   EC3N 4BB


                              Tel: 0171-367 3000
                              Fax: 0171-367 2000
                                 Telex: 925779

THIS DEED is made the      23rd       day of     May, 1997 BETWEEN:

(1) The persons whose names and addresses are set out in the schedule hereto (the "Covenantors"); and

(2) ASECO CORPORATION a corporation registered under the laws of Delaware, USA whose registered office is at 500 Donald Lynch Boulevard, Marlboro, Massachusetts 01752 USA (the "Purchaser").

RECITAL

This deed is entered into pursuant to the provisions of an agreement of even date herewith between (1) the Sellers and (2) the Purchaser (the "Agreement") whereby the Purchaser agreed, inter alia, to acquire the entire issued share capital of Western Equipment Developments Holdings Limited (the "Acquired Company").

NOW THIS DEED WITNESSES as follows:


1.          Definitions and interpretation
--          ------------------------------

1.1 Words and expressions defined in the Agreement shall (except where the context otherwise requires) have the same meanings wherever used herein and those provisions of the Agreement dealing with construction or interpretation shall (except where otherwise provided) apply as if expressly set out herein.

1.2 In this deed the following expressions shall have the following meanings:

            "Business Day" a day (other than a Saturday) when banks are open for the transaction of normal banking business in London

            "Claim" any claim notice demand assessment letter or other document issued or claim made or action taken by or on behalf of any Tax Authority from which it appears that the Company is liable or is sought to be made liable to make any payment or any increased or further payment or any payment on account of Taxation or is or is sought to be denied or deprived of any Relief

            "Company" the Acquired Company and Western Equipment Developments Limited a company registered in England under number 1681842 whose registered office is Garden Close, Langage Industrial Estate, Plympton, Plymouth PL7 5EU

                                       3.

            "Event" any event act transaction (including completion of the Agreement in accordance with its terms) or omission of whatever nature and without limitation any receipt or accrual of any income or gains, and any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance, and references to an Event on or before any date shall be deemed to include any combination of two or more Events only the first or some of which shall have taken place or be deemed to have taken place on or before that date

            "Relief" any relief loss allowance exemption set-off deduction right to repayment or credit or other relief of a similar nature granted by or available in relation to Taxation pursuant to any legislation or otherwise

            "Tax Authority" any fiscal revenue statutory governmental federal state provincial municipal authority body or official thereof including the Inland Revenue and HM Customs & Excise whether of the United Kingdom or elsewhere

            "Taxation" any taxation duty levy charge impost or contribution of whatever nature imposed by any Tax Authority (whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person) whenever imposed and any interest surcharge penalty or fine in relation thereto.

1.3 Any reference to profits includes income profits or gains (including capital gains) of any description or from any source and reference to profits earned accrued or received include profits deemed to have been or treated as earned accrued or received.

1.4 Any reference to a liability for Taxation shall include not only liabilities of the Company to make payments of or in respect of Taxation but also:

                                       4.

            (a) the loss reduction or set-off of any Relief where such Relief has been taken into account in computing and so reducing any provision or accrual for Taxation which appears in the Accounts (or which but for such Relief would have appeared in the Accounts);

            (b) the set-off or utilisation against profits or Taxation of any Relief which is not available before Completion and arises in respect of an Event occurring after Completion where but for the set-off or utilisation of such Relief the Company would have had a liability for Taxation in respect of which the Purchaser would have been able to make a claim against the Covenantors under this deed; and

            (c) the loss reduction or set-off of a right to repayment of Taxation which has been treated as an asset of the Company in preparing the Accounts,

                 and in such circumstances the amount of the repayment which would otherwise have been obtained or the amount of Taxation which would have been saved by the Relief shall be treated as the amount of the liability for Taxation as appropriate.


2.          Covenant
--          --------

                 Subject as hereinafter provided the Covenantors for themselves and on behalf of their respective personal representatives hereby jointly and severally covenant with the Purchaser to pay to the Purchaser an amount equal to the amount of:

            (a) any liability of the Company for Taxation which relates to an Event occurring on or before Completion or in respect of any profits earned accrued or received on or before Completion; and

            (b) any depletion or reduction in the value of the assets of the Company or any increase in its liabilities arising as a result of any liability of the Company to repay in whole or in part any payment for group relief or payment for the surrender of surplus advance corporation tax received on or before Completion; and

            (c ) any reasonable costs and expenses properly incurred or payable by the Purchaser or the Company in connection with or in consequence of any of the foregoing.


3.          Limitations and exclusions
--          --------------------------

3.1 The covenant given by clause 2 of this deed does not apply to any liability for Taxation:

                                       5.

(a) to the extent that provision or reserve in respect thereof was made in the Accounts;

(b) to the extent that such liability for Taxation arises as a result only of any such provision or reserve being insufficient by reason of any increase in rates of Taxation made after the date hereof with retrospective effect;

(c) for which the Company is primarily liable as a result of an Event which has occurred in the ordinary course of the Company's business since the Accounts Date provided that for the purposes of this deed none of the following shall be regarded as an Event which has occurred in the ordinary course of the Company's business:

             (i)   any Event giving rise to a liability for Taxation under
                   part VIII Taxes Management Act 1970 (charges on non-residents);

             (ii)  any Event giving rise to a liability for Taxation under part XVII Taxes Act 1988 (tax avoidance);

             (iii) any distribution as defined by part VI with section 418
                   Taxes Act 1988;

             (iv) any acquisition disposal supply or deemed acquisition disposal or supply of any assets goods service or business facility of any kind (including a loan of money or the letting hiring or licensing of any tangible or intangible property) for a consideration deemed for Taxation purposes to be different from that (if any) actually received to the extent of that difference;

             (v) any Event as a result of which the Company becomes liable to pay or bear Taxation chargeable directly or primarily against or attributable directly or primarily to another person firm or company;

             (vi) any Event in respect of which Taxation arises as a result of a failure to deduct, recover or account for Taxation;

             (vii) a disposal of capital assets;

(d) to the extent that such liability to Taxation would not have arisen but for an increase in the number of associated companies (within the meaning of section 13(4) Taxes Act) of the Company on or after Completion;

(e) to the extent that such liability to Taxation results from or is increased after Completion by any change in the accounting policies employed by

                                       6.

                        the Company in the preparation of its accounts (including any variation of the accounting bases upon which the Company values its assets) except where such change is necessary to comply with generally accepted accounting policies;

(f) to the extent that such liability to Taxation would not have arisen or would have reduced or eliminated but for the failure or omission on the part of the Company to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under the provisions of any legislation relating to Taxation after Completion, the making, giving or doing of which was taken into account in computing the provision for Taxation in the Accounts;

(g) to the extent that such liability to Taxation would not have arisen but for the amendment or withdrawal (in whole or in part) by the Company after Completion of any claim, election or surrender made before Completion or the making of any disclaimer by the Company after Completion save for any amendment or withdrawal made in the ordinary course of business or at the written request of the Covenantors;

(h) to the extent that such liability to Taxation is in respect of income, profits or gains earned or accrued in respect of any period ended on or before the Accounts Date which were actually received by the Company (whether before or after Completion) but were not reflected in the Accounts provided that such income, profits or gains earned or accrued are retained by the Company at Completion;

(i) to the extent that such liability for Taxation would not have arisen or would have been reduced but for:

                        (i) a cessation of a trade carried on by the Company
                            at Completion; or

                       (ii) a change in the nature or conduct of a trade
                            carried on by the Company after Completion; or

                      (iii) the passing of a resolution for the voluntary
                            winding up of the Company,

                      (in each case) occurring after Completion;

(j) to the extent that such liability for Taxation has actually been reduced by a Relief or right to repayment of Taxation which:

                       (i) arises as a consequence of or by reference to an Event occurring (or deemed to occur) before Completion and not as a consequence of or by reference to any Event occurring (or deemed

                                       7.

                            to occur) on or after Completion; and

                       (ii) is not a Relief or right to repayment of
                            Taxation which (in either case) has been treated as an asset of the Company in preparing the Accounts.

3.2 The Covenantors will not be liable under clause 2 of this deed unless the aggregate liability for Taxation for all Claims made under this deed exceeds (Pounds)25,000.

3.3 The Covenantors will not be liable under clause 2 of this deed in respect of a liability for Taxation unless within seven years after the date of this deed the Purchaser has given notice to the Covenantors of any Claim whatsoever relating to such liability for Taxation or of any Event which may give rise to such a Claim provided that such time limit will not apply in any case involving fraud or wilful default.

3.4 The Covenantors shall only be liable under clause 2 of this deed to the extent of the availability of Escrow Funds (as defined in the Agreement).


4.          Notification and conduct of Claims
--          ----------------------------------

4.1 If the Purchaser shall become aware of a Claim the Purchaser shall as soon as reasonably practicable thereafter give written notice of such Claim to the Covenantors but so that the giving of such notice shall not be a condition precedent to the liability of the Covenantors under this deed.

4.2 Subject to the Covenantors indemnifying the Purchaser to its reasonable satisfaction in respect of any Taxation additional Taxation losses fines penalties interest charges reasonable costs and expenses the Purchaser shall (subject to clauses 4.3 and 4.4 below) take such action as the Covenantors may reasonably require to dispute resist appeal compromise or defend such Claim to the intent that the Covenantors shall have the right to have any such action conducted by professional advisers nominated by them provided that:

            (a) the Covenantors have been advised by their solicitors or other professional advisers after disclosure of all relevant information and documents that it is reasonable to resist such Claim in the manner proposed by the Covenantors;

            (b) the appointment of solicitors or other professional advisers shall be subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed);

            (c) all communications written or otherwise relating to a Claim which are to be transmitted to any Tax Authority or its advisers or agents shall first be submitted to the Purchaser for approval and shall only be transmitted if such approval is given (such approval not to be unreasonably withheld or

                                       8.

                 delayed);

            (d) the Purchaser shall be kept fully informed of all matters pertaining thereto and shall be entitled to see copies of all relevant correspondence;

            (e) no settlement or compromise of the Claim which is the subject of the dispute nor any agreement of any matter in the conduct of such dispute which is likely to affect the amount thereof or the future liability of the Company in respect of Taxation or their relationships with any Tax Authority shall be made by the Covenantors without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

4.3 The Purchaser shall not be obliged to take any action pursuant to this clause 4 which involves contesting a Claim beyond the first appellate body (excluding the authority or body demanding the Taxation in question) in the jurisdiction concerned unless they have been advised in writing by tax counsel of at least 10 years call instructed by agreement between the Purchaser and the Covenantors at the expense of the Covenantors that an appeal against the assessment for Taxation in question will, on the balance of probabilities, be won by the Purchaser, or as the case may be, the Company.

4.4 If any of the Covenantors or the Company or any of its officers or employees shall have committed acts or omissions on or before Completion which constitute fraud or wilful default clause 4.2 shall not apply or shall cease to have effect.


5.          Payments
--          --------

5.1 Where the Company is to make any payment of or in respect of Taxation which is required to be paid by the Covenantors pursuant to clause 2(a) above the Covenantors shall pay to the Purchaser an amount equal to the amount of such payment five Business Days prior to the date on which the Taxation in question is payable to the authority official or person demanding the same.

5.2 Notice of the amount of the payment required to be made by the Covenantors under clause 2(a) (in the case of the loss reduction set-off or utilisation of some Relief or right to repayment of Taxation) or under clause 2(b) above shall be certified in writing by the Purchaser and the Purchaser shall provide to the Covenantors a computation and any other relevant documents which show how such amount is computed. If requested by and at the expense of the Covenantors the notice of such amount shall be certified by the Company's auditors from time to time (acting as experts and not as arbitrators) and shall (save for manifest error) be conclusive and binding on the Covenantors. The Covenantors shall pay such amount to the Purchaser on or before the tenth Business Day following the date of demand.

5.3 The reasonable costs and expenses referred to in clause 2(c) above shall be paid by the Covenantors on demand.

5.4 Any sum not paid under this deed on the due date for payment thereof shall bear

                                       9.

            interest (which shall accrue from day to day after as well as before judgment) at the rate of 3 per cent per annum above the base rate for the time being of National Westminster Bank Plc compounded quarterly.


6.          Waiver
--          ------

            No delay or omission of the Purchaser in exercising any right power or privilege hereunder shall impair such right power or privilege or be construed as a waiver thereof and any single or partial exercise of any such right power or privilege shall not preclude the further or subsequent exercise of any right power or privilege. The rights and remedies of the Purchaser provided in this deed are cumulative and not exclusive of any rights and remedies provided by law.


7.          Taxation
--          --------

7.1 Subject to clause 7.2 below all payments made by the Covenantors under this deed shall be made gross free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature.

7.2 If the Covenantors are required by law to make any deductions or withholding from any payment hereunder they shall do so and the sum due from the Covenantors in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Purchaser receives and retains (free and clear of any liability in respect of any such deduction or withholding) a net sum equal to the sum it would have received and retained had no deduction or withholding been required to be made.

7.3 If the Purchaser is satisfied that any payment (other than interest paid pursuant to clause 5.4) under this deed will be or has been subject to Taxation the Purchaser may demand in writing from the Covenantors from time to time such amount (after taking into account any Taxation payable in respect of such amount) as will ensure that the Purchaser receives and retains a net sum equal to the sum it would have received had the payment not been subject to Taxation. Notice of such amount shall be certified in writing by the Purchaser. If requested by and at the expense of the Covenantors the notice of such amount shall be certified by the Company's auditors from time to time (acting as experts and not as arbitrators) and shall be conclusive and binding on the Covenantors. The Covenantors shall pay such amount to the Purchaser on or before the tenth Business Day following the date of demand.


8.          Recovery
--          --------

            Where the Covenantors have made a payment to the Purchaser pursuant to the indemnity contained in clause 2 and the Purchaser or the Company is entitled to recover from any other person any sum in respect of the matter to which such payment related the Purchaser shall or shall procure that the

                                      10.

            Company shall (if requested by and at the expense of the Covenantors and upon the Covenantors providing an indemnity to the reasonable satisfaction of the Purchaser against all losses reasonable costs or expenses which may thereby be properly incurred) take such action as the Covenantors shall reasonably request to enforce such recovery against the person in question provided that the Purchaser shall not be obliged to take any action which the Purchaser shall reasonably consider to be prejudicial to its interests. The Purchaser shall account to the Covenantors for any sum so recovered (including any interest paid by such person) net of Taxation (if any) on such sum up to an amount not exceeding the related amount paid by the Covenantors under clause 2.


9.          Purchaser's Covenants
--          ---------------------

9.1 The Purchaser hereby covenants with the Covenantors to procure that the Company reimburses the Covenantors pursuant to section 767B(2) Taxes Act (or otherwise itself to pay to the Covenantors by way of adjustment to the purchase price) an aggregate amount equal to any Taxation (including interest and penalties) assessed on the Covenantors pursuant to section 767A Taxes Act to the extent that such assessment relates to any corporation tax assessed on the Company in respect of an accounting period beginning after Completion and which remains unpaid at any time after the Relevant Date (as defined in section 767A(9) Taxes Act).

9.2 The covenant contained in this paragraph shall extend to any reasonable costs and expenses incurred by the Covenantors in connection therewith.

9.3 No liability shall arise under this clause 9 unless written notice of the claim has been given by or on behalf of the Covenantors to the Purchaser specifying in such detail as is available to the Covenantors with supporting evidence of the claim within three years after Completion. Any claim that may be made under this clause 9 (if it has not been previously satisfied, settled or withdrawn) shall be deemed to have been waived or withdrawn at the expiry of 6 months after the date on which such claim is made unless proceedings in respect thereof shall have been commenced against the Purchaser and for this purpose proceedings shall not be deemed to have been commenced unless they have been both issued and served on the Purchaser.

9.4 The provision of clause 5 and 7 of this deed shall apply to payments made under this clause 9.


10.         Tax Savings
---         -----------

10.1 In this clause 10 "Tax Saving" means the reduction or elimination of any liability to Taxation to the extent that such reduction or elimination would not have occurred but for the payment or discharge by the Company of a previous liability to Taxation (the "Prior Liability") in respect of which the Covenantors have made payment to the Purchaser under this deed.

10.2 If the Purchaser becomes aware that a Tax Saving has arisen the Purchaser shall

                                      11.

            notify the Covenantors in writing of such Tax Saving as soon as reasonably practicable. If (at the request and expense of the Covenantors) the Company's auditors for the time being certify that the Company has obtained a Tax Saving, the Purchaser shall repay to the Covenantors the lesser of:

                   (a) the amount of such Tax Saving (as certified by the auditors) after deduction therefrom of an amount equal to any reasonable costs properly incurred in obtaining it; and

                   (b) the aggregate amounts (if any) previously paid by the Covenantors to the Purchaser under this deed in respect of the Prior Liability.

10.3 The Purchaser shall (and shall procure that the Company shall) seek to obtain the benefit of any Tax Saving in the year of assessment in which it arises provided that the Purchaser shall not be obliged to take any action which the Purchaser considers to be materially prejudicial to the business or Taxation affairs of the Company, the Purchaser or any other member of the same group of companies as the Purchaser or to which the Purchaser objects on any other reasonable ground. For the purposes of this clause 10, the Company shall be regarded as obtaining a Tax Saving on the date on which it obtains relief from taxation by reason of the Tax Saving.

10.4 Where the Purchaser becomes liable to make a repayment pursuant to this clause 10, the due date for the making of the repayment shall be the date which is the later of:

                    (a) ten Business Days after the date on which a notice
                        containing a written demand for the amount of the repayment required to be made is received by the Purchaser; and

                    (b) the date on which the Company is treated as obtaining
                        the Tax Saving in question.


11.         Overprovisions
---         --------------

11.1 If any provision for taxation contained in the Accounts shall at the date of any payment due from the Covenantors pursuant to this deed be or have been (at the Covenantors' request and expense) certified by the Company's auditors for the time being to be an overprovision, the value of such overprovision shall:

            (a) first be set off against any payment then due from the
                Covenantors under this deed;

            (b) secondly, to the extent that there is an excess, there shall be refunded to the Covenantors any previous payment or payments made by the Covenantors under this deed up to the amount of the excess; and

            (c) thirdly, to the extent that the excess referred to in
                paragraph (b) has not been exhausted under that sub-clause, the remainder of such excess shall be carried forward and be set against any future such payment or

                                      12.

                payments in chronological order until exhausted.

11.2 If the Purchaser or the Company becomes aware that an overprovision has arisen the Purchaser shall notify the Covenantors in writing of such overprovision as soon as reasonably practicable.


12.         Miscellaneous
---         -------------

12.1 The Purchaser shall not be entitled to recover from the Covenantors under clause 2 of this deed in respect of a liability to Taxation if and to the extent that the Covenantors have already made a payment to the Purchaser in full satisfaction of a claim for breach of the Warranties in respect of the same liability.

12.2 Any payment made by the Covenantors pursuant to clause 2 shall, so far as possible, be treated as an adjustment to the consideration paid by the Purchaser for the issued share capital of the Company under the Agreement.


13.         Assignment
---         ----------

            The Purchaser may assign the benefit of this deed on the same terms as the Purchaser may assign the benefit of the Agreement in accordance with Section 7.02 of the Agreement.


14.         Law
---         ---

            This deed shall be construed according to and governed by the law of England and each of the parties submits to the non-exclusive jurisdiction of the English courts.


15.         Notices
---         -------

15.1 The respective addresses for service of notices under this deed shall be those set out in Section 7.03 of the Agreement, provided always that any party may, by written notice to the others, substitute another address for the service of notices hereunder.


15.2 Notices may be given by being delivered to the notice address of the addressee (in which case the notice shall be deemed to be served at the time of delivery) or by being sent by facsimile (in which case the notice shall be deemed to be served upon transmission) or by being sent by first class post (in which case the notice shall be deemed to be served 24 hours after time of posting).

15.3 Any notice given to the Seller Representative shall be deemed to be notice to all the Covenantors.

15.4 In proving service of any notice, it shall be sufficient to prove that delivery was

                                      13.

            made or that the envelope containing the notice was properly addressed and posted or that the facsimile was transmitted to the correct number, as the case may be.

IN WITNESS the parties have signed this instrument as a deed and have delivered it upon dating it.



Signed as a deed by                  )
ASECO CORPORATION acting             )
by                                   )   /s/ Carl S. Archer, Jr.
duly authorised on its behalf        )   -----------------------



Signed as a deed by                  )
TRANSATLANTIC TRUST                  )
CORPORATION acting by                )   /s/ Philip Walsh
its duly authorised attorney         )   ----------------



Signed as a deed by T A Norman       )   /s/ Trevor Norman
in the presence of:                  )   -----------------

signature of witness:
name:
address:
occupation:



Signed as a deed by P S Walsh        )   /s/ Philip Walsh
in the presence of:                  )   ----------------

signature of witness:
name:
address:
occupation:

                                      14.

Signed as a deed by I D Burnett  )   /s/ Ian Burnett
in the presence of:              )   ---------------

signature of witness:
name:
address:
occupation:



Signed as a deed by M J Andrew  )    /s/ Michael Andrew
in the presence of:             )    ------------------

signature of witness:
name:
address:
occupation:



Signed as a deed by A M Norman  )    /s/ Adrian Norman
in the presence of:             )    -----------------

signature of witness:
name:
address:
occupation:


Signed as a deed by G Eliott   )     /s/ Gary Eliott
in the presence of:            )     ---------------

signature of witness:
name:
address:
occupation:



Signed as a deed by N Birch    )     /s/ Nigel Birch
in the presence of:            )     ---------------

signature of witness:
name:
address:
occupation:

                                      15.

Signed as a deed by P Elce     )   /s/ Philip Elce
in the presence of:            )   ---------------

signature of witness:
name:
address:
occupation:



Signed as a deed by C Day      )   /s/ Colin Day
in the presence of:            )   -------------

signature of witness:
name:
address:
occupation:



Signed as a deed by N Gant     )   /s/ Nick Gant
in the presence of:            )   -------------

signature of witness:
name:
address:
occupation:



Signed as a deed by J Lincoln  )   /s/ Jay Lincoln
in the presence of:            )   ---------------

signature of witness:
name:
address:
occupation:


Signed as a deed by G Orozco   )   /s/ G. Orozco
in the presence of:            )   -------------

signature of witness:
name:
address:
occupation:

                                      16.

Signed a a deed by M Beveridge )   /s/ Michael Beveridge
in the presence of:            )   ---------------------

signature of witness:
name:
address:
occupation: